Exhibit 99.3

On October 7, 2011, Jeffry N. Quinn, Chairman, President and Chief Executive Officer of Solutia Inc. (“Solutia”), sent the following e-mail correspondence to Solutia’s employees.

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I have shared with you Solutia’s plans to grow through strategic, bolt-on acquisitions that expand our capabilities and increase the scale of our existing businesses. Since the beginning of 2010, we have made investments in innovative, premium products, expanded into emerging markets, and bolstered our existing operations through acquisitions and organic growth.

This growth strategy has led to record earnings, and we’ve continued to elevate Solutia’s position as a global leader in performance materials and specialty chemicals. In line with this goal and our stated strategy, I am proud to announce the acquisition of Southwall Technologies Inc., a leading innovator of energy-saving films and glass products for automotive and architectural markets.

Solutia has agreed to acquire Southwall for the purchase price of $113 million, and we expect to close the transaction by the first quarter of 2012. The acquisition will be funded from existing cash on hand and will not require additional third-party financing.

Southwall Technologies has been a leader in vacuum sputtering technology for more than 25 years, focused primarily on the window and window film markets. This acquisition will combine our expertise in process, design and product development with Southwall’s one-of-a-kind assets and proprietary capabilities, positioning Solutia as the global technology and manufacturing leader of high -tech and premium films.

If we look deeper look into the drivers of the acquisition, the value becomes apparent:

•	This acquisition secures Solutia’s access to Southwall’s proprietary XIR technology, a key base material for Solutia’s high-growth V-Kool premium aftermarket window films.

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It brings added state-of-the-art manufacturing capacity and proprietary capabilities that will support the fast growing demand for high-tech films for the electronics market, an essential component in many e-readers, touch screens and smartphones.

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It gives Solutia the unique ability to expand its product offerings to our current customers by offering Southwall’s XIR transparent film encapsulated between layers of Solutia’s Saflex® polyvinyl butyral interlayers, creating an “interlayer stack” that forms a protective barrier against the harmful effects of the sun in laminated automotive glass, with some play in the architectural market.

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It positions Solutia as the global leader of sputtering technology with assets on three continents – Europe, North America and Asia. Southwall currently has 145 employees across four manufacturing locations – Germany, California, Wisconsin and Illinois.

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The combination of unmatched innovation, industry expertise and proprietary capabilities will allow Solutia to bring the next generation of premium XIR films to our customers and drive the development of conductive films that achieve more optimal levels of optical clarity and readability, positioning us to capture growth in high-tech electronics and sophisticated window film markets.

I am confident that Southwall’s manufacturing facilities, proprietary technologies and innovative products, combined with Solutia’s global capabilities and diverse market scope, will lead to lead to breakthrough technologies in the market and position Solutia to continue its ascension as the global leader in performance materials and specialty chemicals. I am very excited about adding Southwall to our team, and look forward to welcoming the business and its employees into the Solutia family.

Sincerely,

Jeff Quinn

Chairman, President and Chief Executive Officer

Forward Looking Statements

This communication may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements regarding the proposed business combination and similar transactions; prospective performance and opportunities of the companies and the outlook for the companies’ businesses; the development and delivery of new products; the anticipated timing and success in obtaining filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and any assumptions underlying any of the foregoing. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in Solutia’s most recent Annual Report on Form 10-K, including under “Cautionary Statement About Forward Looking Statements” and “Risk Factors”, and Solutia’s quarterly reports on Form 10-Q and those risks and uncertainties described in Southwall’s most recent Annual Report on Form 10-K, including under “Cautionary Statement For the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995” and “Risk Factors”, and Southwall’s quarterly reports on Form 10-Q. These reports can be accessed through the “Investors” section of Solutia’s website at www.solutia.com and the “Investor Relations” section of Southwall’s website at www.southwall.com, respectively. Additional risks and uncertainties relating to the proposed business combination include, without limitation, uncertainties as to the timing of the tender offer and merger; uncertainties as to how many Southwall stockholders will tender their shares in the tender offer; the possibility that closing conditions to the transaction may not be satisfied or waived, including that required regulatory approvals may not be obtained in a timely manner, if at all; and the possibility that anticipated benefits of the transaction, including synergies, may not be realized. Solutia and Southwall disclaim any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence except as required by law.

Notice to Investors

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to buy shares of Southwall common stock will be made pursuant to an offer to purchase and related materials that Solutia intends to file with the Securities and Exchange Commission (SEC). At the time the tender offer is commenced, Solutia will cause a new wholly owned subsidiary, Backbone Acquisition Sub, Inc., to file a tender offer statement on Schedule TO with the SEC. Investors and security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Southwall with the SEC, because they will contain important information. These materials will be sent free of charge to all stockholders of Southwall when available. In addition, these documents (and all other materials filed by Southwall or Solutia with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. A copy of the tender offer statement and certain other related tender offer documents (once they become available) may be obtained free of charge at www.solutia.com. A copy of the tender offer statement, the solicitation/recommendation statement and other related tender offer documents (once they become available) may be obtained free of charge at www.southwall.com.

Additional Information about the Merger and Where to Find It

In the event that the proposed merger requires a vote of the stockholders of Southwall, Southwall will file a proxy statement and other relevant materials with the SEC pursuant to the terms of the definitive merger agreement by and among Solutia, Backbone Acquisition Sub, Inc. and Southwall. These documents (and all other materials filed by Southwall or Solutia with the SEC) will be available at no charge on the SEC’s website at www.sec.gov. A copy of the proxy statement (once it becomes available) may be obtained free of charge at www.southwall.com. Investors and security holders are urged to read the proxy statement and the other relevant materials when and if they become available before making any voting or investment decision with respect to the proposed merger because they will contain important information about the merger and the parties to the merger.

Southwall and its directors, executive officers and certain other employees may be deemed to be participants in the solicitation of proxies of Southwall stockholders in connection with the proposed merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Southwall’s executive officers and directors by reading Southwall’s proxy statement for its 2011 annual meeting of stockholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Additional information about the interests of potential participants will be included in the proxy statement and other relevant materials which may be filed with the SEC in connection with the proposed merger when and if they become available.